Exhibit 99.1

Contacts:

	Investors:	Media:
	Anna Marie Dunlap	Kent Jenkins
	SVP Investor Relations	VP Public Affairs Communications
	714-424-2678	202-682-9494

CORINTHIAN COLLEGES ANNOUNCES

RESIGNATION OF PRESIDENT & CHIEF OPERATING OFFICER

Santa Ana, CA, October 12, 2010 – Corinthian Colleges, Inc. (NASDAQ:COCO) reported today that its President and Chief Operating Officer, Matt Ouimet, has given notice of his intention to resign from the Company effective October 31, 2010. Ouimet joined Corinthian in January 2009.

“During his time at the company, Matt has helped the organization develop a deeper management bench and evolve toward operational excellence,” said Peter Waller, Corinthian’s Chief Executive Officer. “ His decision-making has been consistently guided by doing what’s right for our students. We regret his departure, but wish him well in his future endeavors.”

Ouimet said, “The decision to resign has not been an easy one, but for personal reasons I have chosen to pursue other opportunities. I have enjoyed working with Corinthian’s talented group of employees and look forward to following the Company’s future progress.”

The Company has no immediate plans to fill the President and Chief Operating Officer position.

About Corinthian Colleges, Inc.

Corinthian is one of the largest post-secondary education companies in North America. Our mission is to change students’ lives. We offer diploma and degree programs that prepare students for careers in demand or for advancement in their chosen fields. Our program areas include health care, business, criminal justice, transportation technology and maintenance, construction trades and information technology. We have 122 Everest, Heald and WyoTech campuses, and also offer a variety of degrees online. For more information, go to www.cci.edu.